BY HAND

June 19, 2019

Gaetano R Fusco
[Address Redacted]

Re: Retention Agreement

Dear Bob:

As we discussed, the Federal Home Loan Bank of New York (“FHLBNY” or the “Bank”) is prepared to offer you this Retention Agreement (“Agreement”) which pays you a Retention Incentive (“Retention Incentive”), in exchange for and subject to your signing and returning this Agreement on or before July 11, 2019.

1.
Retention Incentive

In consideration of your continued employment with FHLBNY, the FHLBNY shall pay you a Retention Incentive in the gross amount of $425,000 if you remain employed through April 1, 2020 and voluntarily terminate your employment and retire from the Bank on or about April 3, 2020 (the “Qualifying Date”), provided:

a.
You remain actively employed by FHLBNY in good standing from the date of this Agreement through the Qualifying Date; and,

b.
As a condition to payment of the Retention Incentive, you must properly execute a waiver and release agreement substantially in the form annexed as Exhibit A, effectively releasing any employment related claims against FHLBNY; and,

c.
You must have maintained the confidentiality of the terms and conditions of this Agreement, and you acknowledge and understand that the FHLBNY will be complying with the requirements of the Securities Exchange Act of 1934.

Nothing in this letter is intended to be, or should be construed as, a contract of employment for a definite term. You are, and will remain, employed “at will” by the FHLBNY.

FHLBNY shall pay the Retention Incentive, if you otherwise meet the eligibility for it, within 30 days after the Qualifying Date and you have irrevocably signed the binding release substantially in the form of Exhibit A.

2.
Services

During the retention period, you will continue to perform the services and responsibilities reasonably expected of a Chief Information Officer and you will actively participate in the successful recruitment, hiring and training of a successor Chief Information Officer.

This Agreement shall not amend or alter the terms and conditions of the Change in Control Agreement that you and the FHLBNY entered into on or about February 27, 2019. For the avoidance of doubt, you will not otherwise be entitled to severance on or after the Qualifying Date.

Applicable withholdings shall be made from any payments under this Agreement.

3.
Resignation or Termination for Cause

If you resign your employment with FHLBNY or FHLBNY terminates your employment prior to the Qualifying Date for Cause, FHLBNY shall have no obligation to pay the Retention Incentive. "Termination for Cause" means and refers to the Termination by the Bank of your employment for (i) the commission of an illegal or unethical act, (ii) pleading "guilty" or "no contest" to or being indicted for or convicted of a felony under federal or state law or as a crime under federal or state law which involves your fraud or dishonesty, (iii) a violation of established Bank policy or practice, or (iv) your failure to perform the duties of your position in a satisfactory manner, in each case as determined in the discretion of the Human Resources Director of the Bank, after consultation with the President & CEO.

4.
Confidentiality

The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Director of Human Resources, except (i) if required by law, including the FHLBNY’s required SEC filings including the filing of Form 8-Ks or (ii) to your accountants, attorneys or spouse.

5.
Disputes Concerning this Agreement

It is understood and agreed that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of law’s provisions thereof. Actions to enforce the terms of this agreement shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the County of New York, State of New York.

If any provision of this Agreement shall be determined by the Federal Housing Finance Agency or held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

6.
Effect of Your Signature

Your signature below shall constitute an acknowledgement that: (a) you have carefully read this Agreement in its entirety; (b) you have had an opportunity to consider fully the terms of this Agreement; (c) you have been advised by the FHLBNY in writing to consult with an attorney in connection with this Agreement.

If you have any questions about or otherwise wish to discuss this matter, please feel free to contact me at 212-441-6845.

Sincerely,

/s/ Mildred Tse-Gonzalez

Mildred Tse-Gonzalez
Vice President
Director of Human Resources

ACCEPTED AND AGREED: /s/ Gaetano R Fusco
Gaetano R Fusco
Date: 06/20/2019

Attachment – Exhibit A Release Agreement

FEDERAL HOME LOAN BANK OF NEW YORK ● 101 PARK AVENUE ● NEW YORK, NY 10178 ● T: 212.681.6000 ● WWW.FHLBNY.COM